FOR IMMEDIATE RELEASE

February 3, 2010

Contact Investor Relations:

William McKay, Chief Executive Officer
626-807-6508
wrmckay@gmail.com

Pinnacle Energy Corp. Completes Acquisition of Harbin Aerospace Company; Appoints William McKay as Chief Executive Officer; Plans on Pursuing Aerospace Market in China

San Juan Capistrano, Calif.- – February 3, 2010 – Pinnacle Energy Corp. (OTC BB: PENC.OB) announces that on February 1, 2010, it completed the acquisition of  the aircraft component part design, engineering and manufacturing business of Harbin Aerospace Company, LLC.  The transaction was structured as an asset acquisition.

Following the acquisition Pinnacle has appointed aerospace industry veteran William Reed McKay as its Chief Executive Officer and a member of its Board of Directors.  Mr. McKay replaces David Walters as Pinnacle’s Chief Executive Officer.  Mr. Walters will continue to serve as a member of Pinnacle’s Board of Directors.

My Walters stated, “We are extremely pleased to have completed the acquisition of the aircraft component part design, engineering and manufacturing business of Harbin Aerospace.  Harbin’s proprietary aerospace bearing technologies present a significant opportunity to enter into a joint venture in China to manufacture component parts for commercial aircraft.”

Mr. Walters also commented, “Bill McKay is a successful aerospace veteran with over 25 years of experience and we look forward to Bill leading the execution of the significant opportunities that China presents.”

Pinnacle’s newly appointed CEO Bill McKay stated, "We are very excited about the opportunities in China.  With the development of China's home-grown C919 commercial aircraft and the ongoing expansion by Boeing, Airbus and Embraer into the region, we see this as an incredible opportunity to be on the ground floor, producing and marketing much needed component parts.  Our discussions of the project with the local and Provincial Government in China, Boeing, Airbus, Embraer and AVIC have uniformly been met with a very high level of interest, support and cooperation, all of which we believe will lead to the success of the project."

Mr. McKay also commented “China is the world's fastest-growing major air-travel market, with Asia-Pacific demand forecasted at about 8,000 planes over the next 20 years. China will account for more than a third of orders valued at $1.4 trillion.”

"Each and every one of those planes uses approximately 3,000 parts that we plan to make," said McKay. The company also expects to generate revenue from the spares market as the parts are replaced on a regular basis.

About Mr. McKay

Mr. McKay, age 55, has twenty-five years experience in the aerospace/manufacturing industry, holding many senior management positions including General Counsel, General Manager, Manufacturing Manager, COO and CEO of both private and public companies.   Since March 2009, Mr. McKay has been the founder and Chief Executive Officer of Harbin Aerospace Company, LLC, an aircraft component part design, engineering and manufacturing company.   Prior to forming Harbin, he was an aerospace industry consultant involved in aerospace projects in China and other aspects of the industry (2008 to 2009).   From 2006 to 2008, Mr. McKay served as Chief Operating Officer for Acromil Corporation, an aerospace structural component manufacturing company.   Prior to Acromil, Mr. McKay served (from 1986 to 2006) in a variety of senior management roles with Southwest Products Company, a specialized engineering consulting firm and designer and manufacturer of plain spherical bearings used primarily in aerospace, naval and sophisticated commercial applications.  He started as General Counsel (1986), and was promoted to Executive Vice President and General Manager (1987) and Chief Executive Offices (1991). As part of the acquisition of Southwest Products Company by Sunbase Asia, Inc., a Hong Kong-based aerospace company, Mr. McKay also took on the role of President-CEO of Sunbase Asia. He received a B.A. in History (Magna Cum Laude and Phi Beta Kappa) as well as a JD and an MBA from the University of Southern California.  He is a member of the California State Bar.

About Pinnacle Energy Corp. and Harbin Aerospace Company

Pinnacle Energy Corp., acquired the aircraft component part design, engineering and manufacturing business of Harbin Aerospace Company.  Pinnacle plans to use Harbin’s proprietary aerospace bearing technologies to manufacture and sell component parts for both new and used commercial aircraft, initially though a joint venture in China.  The component parts are referred to as self-lubricating spherical bearings, and they help with several flight critical tasks.  The combined company trades under the symbol OTC BB: PENC.OB.

Information About Forward-Looking Statements

This press release contains or incorporates by reference “forward looking statements” including certain information with respect to plans and strategies of Pinnacle Energy Corp.  For this purpose, any statements contained herein or incorporated herein by references that are not statements of historical fact may be deemed forward looking statements.  Without limiting the foregoing, the words “believes,” “suggests,” “anticipates,” “plans,” “expects,” and similar expressions are intended to identify forward looking statements.  There are a number of events or actual results of Pinnacle Energy Corp. operations that could differ materially from those indicated by such forward looking statements.

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